Exhibit 4.1

Execution Version

THIRD AMENDMENT TO AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of January 5, 2018 by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), MERIDIAN WASTE OPERATIONS, INC., a New York corporation (“Operations”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), FWCD, LLC, a Missouri limited liability company (“FWCD”), THE CFS GROUP, LLC, a Virginia limited liability company (“CFS”), THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC, a Virginia limited liability company (“CFS Disposal”), RWG5, LLC, a Virginia limited liability company (“RWG5”), MERIDIAN WASTE MISSOURI, LLC, a Missouri limited liability company (“Meridian Missouri”), ATTIS INNOVATIONS, LLC (f/k/a Meridian Innovations, LLC), a Georgia limited liability company (“Innovations”), and DXT MEDICAL, LLC, a South Carolina limited liability company (“DXT” and together with HTS MWD, HTS GWD, Operations, MLC, Christian Disposal, FWCD, CFS, CFS Disposal, RWG5, Meridian Missouri, and Innovations, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), certain subsidiaries of Holdings party hereto, the Lenders party hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Lead Arranger.

RECITALS

A. The Companies, Holdings, Lenders and Administrative Agent are parties to that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;

B. The Companies have requested that the Lenders amend certain provisions of the Credit Agreement and waive certain Events of Default, and, subject to the terms and conditions hereof, the Lenders executing this Amendment are willing to do so; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. CONSENT TO WILSON ACQUISITION

At your request, subject to the terms and conditions set forth herein, effective as of January 5, 2018, we hereby waive the requirements of clauses (i), (iv) and (v) of the definition of “Permitted Acquisition” with respect to the acquisition by Meridian Waste Missouri, LLC of all of the issued and outstanding membership interests of Wilson Waste Systems, LLC, a Missouri limited liability company (“Wilson Waste”) on the terms set forth in that certain Membership Interest Purchase Agreement, dated as of January 5, 2018 (the “Wilson Waste Purchase Agreement”), by and between Wilson Waste, the members of Wilson Waste party thereto, as the sellers, and Meridian Waste Missouri, LLC, as purchaser (the “Wilson Waste Acquisition”). Each Credit Party hereby represents that, subject to the foregoing, the Wilson Waste Acquisition is a Permitted Acquisition under the Credit Agreement.

B. CONSENT TO MULTI-DRAW TERM LOAN

The Company Representative, pursuant to that certain Notice of Borrowing dated as of January 5, 2018, delivered to the Administrative Agent and attached hereto as Exhibit A, has requested that Lenders make a Multi-Draw Term Loan on the date hereof in the aggregate principal amount of $3,692,000 for the sole purpose of funding the Wilson Waste Acquisition (the “Wilson Waste Loan”) notwithstanding that (w) the condition precedent set forth in Section 3.2(a)(ii) of the Credit Agreement is not satisfied because after giving effect to the Wilson Waste Loan, Availability would be less than zero, (x) the condition precedent set forth in Section 3.2(a)(iv) is not satisfied because events have occurred and are continuing that constitute Defaults or Events of Default, (y) the condition precedent set forth in Section 3.2(a)(v) is not satisfied because Holdings does not reasonably expect, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in the Credit Agreement as of the last day of the current Fiscal Quarter, and (z) the condition precedent set forth in Section 3.2(a)(vi) is not satisfied because after giving effect to the Wilson Waste Loan, the Leverage Ratio determined as of such date shall exceed the Leverage Multiple then in effect. Upon the satisfaction of the conditions precedent to this Amendment, the Lenders will fund the Wilson Waste Loan for the sole purpose of funding the Wilson Waste Acquisition.

C. AMENDMENTS

1. Section 1.1 of the Credit Agreement is amended by adding the following new definitions in alphabetical order:

“Advanced Lignin” means Advanced Lignin Biocomposites LLC, a Minnesota limited liability company.

“Integrity Lab” means Integrity Lab Solutions, LLC, an Oklahoma limited liability company.

“Non-Waste Subsidiaries” means, collectively, Mobile Science, DxT, Innovations, Advanced Lignin, Integrity Lab, Verifi and WelNess.

“Third Amendment” means that certain Third Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of the Third Amendment Effective Date, by and among the Administrative Agent, Holdings and the Companies.

“Third Amendment Effective Date” means January 5, 2018.

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“Verifi” means LGMG, LLC (d/b/a Verifi Resource Group), an Oklahoma limited liability company.

“WelNess” means WelNess Benefits, LLC, an Oklahoma limited liability company.

2. Section 2.13(c) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

(c) Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock of Holdings issued (i) pursuant to any employee stock or stock option compensation plan, (ii) to fund Capital Expenditures and Permitted Acquisitions, (iii) to fund the payment of an earn-out to the sellers under the Christian Disposal Acquisition Agreement to the extent permitted under Section 6.5, (iv) to pay Consolidated Corporate Overhead in an aggregate amount (x) not to exceed $2,100,000 in any period of twelve consecutive fiscal months ending on or prior to December 31, 2017 and (y) not to exceed $1,350,000 in any period of twelve consecutive fiscal months ending after December 31, 2017, (v) to fund Investments in any Non-Waste Subsidiary made contemporaneously with the issuance of such Capital Stock, and (vi) for other purposes approved in writing by Administrative Agent), the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

3. Section 3.2 of the Credit Agreement is amended by deleting “and” at the end of clause (a)(vii) of such Section, replacing the period at the end of clause (a)(viii) with “; and” and adding the following new clause (a)(ix) at the end of such Section:

(ix) The Administrative Agent and Requisite Lenders, in their sole discretion, shall have approved such Credit Extension in writing.

4. Section 5.1 of the Credit Agreement is amended by deleting “and” at the end of clause (q), renumbering clause (r) as clause (s), and inserting the following new clause (r) immediately following clause (r):

(r) Bi-Weekly Reports. On or before Tuesday of every other week following the Third Amendment Effective Date (or upon the reasonable request of the Administrative Agent, and in any event within three (3) days of such request) after the Third Amendment Effective Date, a report in form and substance acceptable to Administrative Agent, disclosing (i) total investments (cash or equity) to date in each of the Non-Waste Subsidiaries by any Credit Party, (ii) weekly cash disbursements to any Non-Waste Subsidiary by any Credit Party for the prior two weeks and, for any intra-week request by Administrative Agent, through the date of such request, (iii) a comparison of the total amount invested in all Non-Waste Subsidiary by all Credit Parties to date against total equity raised by Holdings since March 31, 2017 and (iv) such other information and data with respect to the Non-Waste Subsidiaries as from time to time may be reasonably requested by Administrative Agent; provided, however, once the aggregate amount of equity issued by Holdings after the Third Amendment Effective Date exceeds $2,000,000, such reports under this Section 5.1(r) may be submitted within three (3) days following the end of each month (or upon the reasonable request of the Administrative Agent, and in any event within three (3) days of such request); and

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5. Section 5.10 of the Credit Agreement is amended by addition the following at the end of such Section:

Notwithstanding the foregoing, the requirements under this Section 5.10 with respect to any Non-Waste Subsidiaries that are not Credit Parties as of the Third Amendment Effective Date are not required to be satisfied until ninety (90) days after the Third Amendment Effective Date (or such later date as the Administrative Agent shall agree in writing).

6. Section 6.22 of the Credit Agreement is amended and replaced in its entirety with the following:

6.22. Non-Waste Subsidiaries. Notwithstanding anything to the contrary herein, no Credit Party shall make any Investment in or to any Non-Waste Subsidiary, sell, dispose or otherwise transfer any asset to any Non-Waste Subsidiary, guarantee any Indebtedness of any Non-Waste Subsidiary or otherwise provide any cash, property or other value to any Non-Waste Subsidiary, except that the Credit Parties may transfer cash or other assets to Non-Waste Subsidiaries or make Investments in Non-Waste Subsidiaries in an aggregate amount not to exceed (x) $500,000 in the aggregate for the Fiscal Year ending on December 31, 2017 and (y) $50,000 in the aggregate for any Fiscal Year ending after December 31, 2017 plus the aggregate net cash proceeds from any contemporaneous issuance of Capital Stock by Holdings.

7. Schedule 5.15 of the Credit Agreement is amended by inserting the following new item at the end thereof:

On or prior to January 9, 2018, the Credit Parties shall deliver to the Administrative Agent a certificate of an Authorized Officer of Holdings, in form and substance reasonably acceptable to Administrative Agent, certifying as to the aggregate total Investments (including cash and equity) made as of the Third Amendment Effective Date in the Non-Waste Subsidiaries by all Credit Parties.

D. WAIVERS

At your request, the Administrative Agent and Lenders hereby waive the Events of Default that have occurred and are continuing under Section 8.1(c) of the Credit Agreement due to (a) the failure of the acquisitions of certain assets or Capital Stock of Advanced Lignin Biocomposites LLC, LGMG, LLC (d/b/a Verifi Resource Group), WelNess, LLC, Integrity Lab Solutions, LLC (collectively, with DxT and Innovations, the “Non-Waste Subsidiaries”) to be permitted under Section 6.9 of the Credit Agreement, (b) the failure of certain Non-Waste Subsidiaries to satisfy the requirements of Section 5.10 of the Credit Agreement concurrently with becoming a Subsidiary of a Credit Party, (c) the assumption of Indebtedness of certain of the Non-Waste Subsidiaries, in violation of Section 6.1 of the Credit Agreement, (d) the failure of the Investments by the Credit Parties in the Non-Waste Subsidiaries to be permitted under Section 6.7 of the Credit Agreement, (e) the engagement of certain Subsidiaries of Holdings in business other than business engaged in by the Credit Parties on the Restatement Date, in violation of Section 6.13 of the Credit Agreement, and (f) Holdings making Investments in Persons other than the Credit Parties, in violation of Section 6.14 of the Credit Agreement.

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E. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, the Credit Parties shall have no rights under this Amendment, until Administrative Agent shall have received each of the following:

(i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent) to the extent invoiced prior to the date hereof;

(ii) executed counterparts to this Amendment from each Company, each other Credit Party, and each of the Lenders;

(iii) copies of the executed and fully compiled Wilson Waste Purchase Agreement, including all disclosure schedules and exhibits;

(iv) an executed Notice of Borrowing for the Wilson Waste Loan in the form attached hereto as Exhibit A.

F. REPRESENTATIONS

To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1. The execution, delivery and performance by such Credit Party of this Amendment (a) are within each Credit Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Credit Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party or any of its Subsidiaries; and (g) do not require the consent or approval of any Governmental Authority or any other person;

2. This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

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G. OTHER AGREEMENTS

1. Reservation of Rights. Each Credit Party acknowledges and agrees that, and by the Company Representative’s acceptance of the proceeds of the Wilson Waste Loan, the Company Representative and the other Credit Parties ratify and confirm that (i) Lenders’ making of the Wilson Waste Loan does not and shall not create or constitute (nor shall any Credit Party rely on the existence of or claim or assert that there exists) any course of performance or course of dealing among the parties, or otherwise obligate Agent or the Lenders to make any Credit Extension in the future during the existence of any Default or Event of Default; and (ii) neither the making of the Wilson Waste Loan nor any other conduct of Agent or any Lender shall be of any force or effect on Agent’s and/or any Lender’s consideration or decision with respect to any subsequent Credit Extension, and Lenders shall have no further obligation whatsoever to consider or agree to further Credit Extensions during the existence of any Default or Event of Default.

2. Reaffirmation of Obligations. Each Credit Party hereby (i) reaffirms all of its obligations owing to the Administrative Agent and Lenders under each Credit Document, and (ii) covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all obligations under the Credit Agreement, as amended hereby, and the other Credit Documents.

3. Continuing Effectiveness of Credit Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto and each Credit Party reaffirms and ratifies all terms of the Credit Agreement, as amended hereby, and other Credit Documents. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

4. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Companies of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Company to the Lenders or any other obligation of any Company, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Company, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

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5. Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Administrative Agent and the Lenders under the Credit Agreement and the other Credit Documents are in full force and effect, are properly perfected to the extent required under the Collateral Documents and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

6. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and Administrative Agent. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

9. Costs and Expenses. The Companies agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

13. Release. Each Credit Party hereby releases, acquits, and forever discharges Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents, other than claims, liabilities or obligations caused by such indemnitee’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE OPERATIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: President

MERIDIAN LAND COMPANY, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

CHRISTIAN DISPOSAL, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[signature Page to Third Amendment to Amended and Restated Credit and Guaranty Agreement]

FWCD, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

THE CFS GROUP, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

RWG5, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE MISSOURI, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

ATTIS INNOVATIONS, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

DXT MEDICAL, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[signature Page to Third Amendment to Amended and Restated Credit and Guaranty Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, LP, as Administrative Agent

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Senior Vice President

[signature page to third amendment to amended and restated credit and guaranty agreement]

Exhibit A